Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 6, 2017, with respect to the consolidated financial statements of Williams Scotsman International, Inc. included in the Proxy Statement of Double Eagle Acquisition Corp. that is made a part of the Registration Statement (Form S-4 No. 333-     ) and related Prospectus of Double Eagle Acquisition Corp. for the registration of its equity securities.

/s/ Ernst & Young LLP

Baltimore, Maryland
September 6, 2017